Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-165260) of PostRock Energy Corporation (“PostRock”) of our report dated March 3, 2011 with respect to the consolidated balance sheet of PostRock as of December 31, 2010 and the related consolidated statements of operations, cash flows and equity of PostRock for the period from March 6, 2010 to December 31, 2010 and of its Predecessor for the period from January 1, 2010 to March 5, 2010.
/s/ UHY LLP
Houston, Texas
March 3, 2011